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Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated April 27, 1998 in this Form 8-K/A No. 1 on the combined statement of revenue and certain expenses of the First Commercial Properties and our report dated May 1, 1998 in this Form 8-K/A No. 1 on the combined statement of revenue and certain expenses of One Christina Centre into the Company's previously filed Registration Statements on Forms S-3 (File No. 333-20991, File No. 333-20999, File No. 333-56237, File No. 46647 and File No.
53359) and Forms S-8 (File No. 333-14243, File No. 333-28427, and File No.
52957).


                                                           ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
  July 21, 1998